ARTICLES OF INCORPORATION
OF
FIRST INDEPENDENCE CORP.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: FIRST INDEPENDENCE CORP.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 131 Bayview Drive, Osprey, Florida 34229

ARTICLE III
NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (two hundred and fifty million) 250,000,000 shares of Common Stock, par value $.0001 per share.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
REGISTERED AGENT AND
INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be Bruno O. Pasquali 131 Bayview Drive, Osprey, Florida 34229.

ARTICLE VII
BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

Bruno O. Pasquali
131 Bayview Drive
Osprey, Florida 34229
941-726-4383

ARTICLE VIII
INCORPORATOR

The name and address of the person signing these Articles of Incorporation as the Incorporator is

Bruno O. Pasquali.
131 Bayview Drive
Osprey, Florida 34229

ARTICLE IX
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE X
CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on the 9th day of February 2012.

Bruno O. Pasquali, Incorporator

CERTIFICATE DESIGNATING REGISTERED AGENT AND OFFICE FOR SERVICE FOR PROCESS

FIRST INDEPENDENCE CORP., a corporation existing under the laws of the State of Florida with its principal office and mailing address at 131 Bayview Drive, Osprey, Florida 34229 has named Bruno O. Pasquali. whose address is Osprey, Florida 34229 as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

Bruno O. Pasquali